THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER SUCH LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

No. ____                           SAMPLE                           ___ WARRANTS


                 STOCK PURCHASE WARRANT CERTIFICATE FOR PURCHASE
                OF COMMON STOCK OF ANYTHING INTERNET CORPORATION

This certifies that, FOR VALUE RECEIVED, _____ SAMPLE ________ or assigns (the "Registered Holder") is the owner of the number of Warrants ("Warrants") specified above. Each Warrant entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Certificate, one fully paid and non-assessable share of Common Stock, no par value ("Common Stock"), of Anything Internet Corporation., a Colorado corporation (the "Company") at any time priorI to expiring at the close of business on the anniversary of the issuance date, upon the presentation and surrender of this Warrant Certificate, at the corporate office of the Company, accompanied by payment of $3.00 per share (the "Purchase Price") in lawful money of the United States of America in cash or by official bank or certified check made payable to Anything Internet Corporation.

The Company may redeem the Warrants, at a price of $0.01 per Warrant, at any time during within 12 months of the date of the closing of the issuance date upon not less than 30 days, nor more than 60 days, prior written notice, provided that the closing bid quotation for the Common Stock as report by any quotation medium m which the Common Stock is quoted is at least $4.00 for ten consecutive trading sessions ending on the two days prior to the day on which notice of redemption is given.

Each Warrant represented hereby is exercisable at the option of the Registered Holder, but no fractional shares of Common Stock will be issued. In the case of exercise of less than all of the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificates of like tenor for the balance of such Warrants.

Prior to the exercise of any Warrant represented hereby, the Registered Holder shall not be entitled to any rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends or other distributions, and shall not be entitled to receive any notice of any proceedings of the Company. Prior to presentment for registration of transfer hereof, the Company may deem and treat the Registered Holder as the absolute owner hereof and of each Warrant represented hereby for all purposes and shall not be affected by any notice to the contrary.

This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed, manually or in facsimile, by me of its officers thereunto duly authorized and a facsimile of its corporate seal to be imprinted hereon.


                                       ANYTHING  INTERNET  CORPORATION

SAMPLE                                        SAMPLE

                                       By:_____________
Dated  as  of  __________________      Robert  C.  Schick
                                       President  and  Chief  Executive  Officer

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